Exhibit 99.1

News Release

NuStar President & CEO Curt Anastasio to Retire at Year-End

Brad Barron Selected as Successor

SAN ANTONIO—(BUSINESS WIRE)—Nov. 26, 2013— NuStar Energy L.P. (NYSE: NS) announced today that Curt Anastasio, President and CEO of NuStar Energy L.P. and NuStar GP Holdings, plans to retire from the company effective December 31, 2013. The company’s board of directors has selected Brad Barron, NuStar’s Executive Vice President and General Counsel, to assume the position of President and CEO upon Anastasio’s retirement.

Brad Barron, NuStar’s Executive Vice President & General Counsel, will assume the role of President & CEO of the company. (Photo: Business Wire)

Since Anastasio became CEO in 2001 when the company went public, NuStar has grown from 160 employees to 1,800; from $387 million in assets to $5.6 billion; and from $99 million in revenues to $6 billion. “Thanks to Curt’s hard work and dedication, working alongside our employees, we have grown from a regional pipeline operator to become a global FORTUNE 500 company that’s one of the largest independent liquids terminal and pipeline operators in the nation,” said Bill Greehey, NuStar’s Chairman of the Board.

“We all owe him a huge debt of gratitude for leading our company during a period of tremendous growth, making NuStar one of the best places to work in corporate America, and making our communities better places to live and work,” said Greehey. “His more than a decade of leadership as NuStar’s CEO was marked by many extraordinary successes. While the last few years have been challenging, Curt continually looked out for all of our stakeholders. It was no easy task, but he led the company out of some very big challenges without any layoffs, while maintaining NuStar’s unique caring and sharing culture, and successfully working to get total unitholder value up more than 34 percent this year. And Brad’s experience and skill sets make him uniquely qualified to step in and lead NuStar into the future. I have worked closely with him for a number of years, and I am confident in his business judgment and leadership skills. He is bright, personable and hard-working, and the board has great confidence that he can drive the success of the organization to new heights,” he said.

Anastasio explained that he’s ready to begin the next chapter of his life saying, “After 12 years as NuStar’s CEO, my wife and I are looking forward to spending more time with our children and other family members, who mostly live in the northeast and on the East Coast,” said Anastasio. “But I love San Antonio and plan to remain involved in our community. I will continue serving the San Antonio community and our state through my board work for the United Way of San Antonio and Bexar County, the Alamo Area Council of the Boy Scouts, the San Antonio Medical Foundation and The Federal Reserve Bank of Dallas.

“I have been proud to be a part of NuStar and to work with the best and brightest employees in our industry. And I plan to continue to be a NuStar investor because I am confident that our employees will execute our many important growth projects with excellence, and will continue to make NuStar a shining example of what a great company should mean to its employees, communities and unitholders,” he said.

Barron praised Anastasio saying, “No one has worked harder or cared more for NuStar and its employees or the community than Curt. In addition to the tremendous growth and success that NuStar achieved during his years as CEO, Curt also grew the unique culture, for which NuStar is known. I am looking forward to working with our board, leadership team and employees to build on NuStar’s success in the years to come,” said Barron.

Greehey noted that the board selected Barron because they believe he has the drive, dedication and leadership skills to motivate and inspire NuStar’s employees to achieve tremendous success going forward. “Brad has sound insight, is a good negotiator and a great consensus builder. He works well with individuals in all areas of the company and is known for moving the ball forward, while maintaining high morale and camaraderie,” said Greehey.

Barron has more than 20 years of experience, and he began his career with NuStar 12 years ago. He has served as NuStar’s General Counsel for over six years and based on his many contributions to the company’s success, he was promoted to Executive Vice President in 2012. Prior to joining NuStar, Barron served as Managing Counsel of Valero Energy Corporation, and he started his career with Vinson & Elkins LLP.

In addition to his work overseeing all of NuStar’s governance, contractual issues and legal defenses, Barron has also overseen Human Resources in the past and works closely with the company’s Financial and Corporate Development groups on all mergers and acquisitions. Additionally, he oversees the Right of Way and Health, Safety & Environmental departments so he has worked closely with the company’s Operations, Engineering and Business Development groups.

NuStar’s Success During Anastasio’s Tenure

Under Anastasio’s leadership, the company has made FORTUNE magazine’s list of The 100 Best Companies to Work For every year since it was first eligible to participate, with its highest ranking coming in at No. 15. It also has been continuously ranked as a top employer by the San Antonio Express-News, as well as through media competitions in Corpus Christi, TX; Wichita, KS; Baltimore, MD; Paulsboro, NJ; and Sacramento, CA.

Also during Anastasio’s tenure, NuStar was named one of America’s Most Trustworthy Companies by Forbes magazine; ranked No. 1 among large companies for growth by the San Antonio Business Journal; and recognized as the second fastest-growing energy company in the Americas by Platts. For its community service initiatives, NuStar was honored with the Volunteer of the Year Award by the United Way of San Antonio and Bexar County and named the Outstanding Philanthropic Corporation in San Antonio by the local chapter of the Association of Fundraising Professionals.

With safety as the company’s top priority, NuStar has maintained one of the best safety records in its industry as its lost-time incident rate and total recordable injury rate have been significantly better than the industry averages. It also has 16 locations designated as VPP Star Sites in OSHA’s Voluntary Protection Program, one of the most rigorous and stringent voluntary safety programs.

Anastasio said he was most proud of NuStar’s caring and sharing culture that has resulted in record contributions of time and money to its communities. NuStar and its employees pledged $2.6 million to the 2013 United Way campaign, with 99% participation companywide and 100% in San Antonio. The company’s employees also raised nearly $20 million to support Haven for Hope, San Antonio’s homeless transformation campus that is being called a national model in the fight against homelessness, and they volunteered 90,000 hours of volunteer time to various nonprofit organizations in 2012.

About NuStar Energy L.P.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has 8,643 miles of pipeline; 87 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and 50% ownership in a joint venture that owns a terminal and an asphalt refinery with a throughput capacity of 74,000 barrels per day. The partnership’s combined system has approximately 97 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

Photos/Multimedia Gallery Available:

http://www.businesswire.com/multimedia/home/20131126006201/en/

Source: NuStar Energy L.P.

NuStar Energy, L.P., San Antonio
Investors, Chris Russell, Vice President,
Investor Relations: 210-918-3057
chris.russell@nustarenergy.com
or
Media, Mary Rose Brown, Senior Vice President,
Administration: 210-918-2314
maryrose.brown@nustarenergy.com
Web site: http://www.nustarenergy.com